BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Trutankless, Inc. Entity or Nevada Business Identification Number (NVID): E0148042008-3
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 04/02/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series B Preferred Stock as set forth in the Certificate of Designation attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 04/02/2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) [X] Certificate of Designation

1. Entity information:

Name of entity: Trutankless, Inc.

Entity or Nevada Business Identification Number (NVID): E0148042008-3

2. Effective date and For Certificate of Designation or Date:

Date: 04/02/2020

3. Class or series of stock:

The class or series of stock being designated within this filing: Series B Preferred Stock

4. Information for amendment of class or series of stock:

5. Amendment of class or series of stock:

6. Resolution:

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*

Series B Preferred Stock as set forth in the Certificate of Designation attached.

7. Withdrawal:

8. Signature:

Signature of Officer: /s/ Michael Stebbins

Date: 04/02/2020

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

of

TRUTANKLESS, INC.

Establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions, and Relative Rights of Series B Preferred Stock

_______________________________________________________________________

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

_______________________________________________________________________

Trutankless, Inc., a corporation organized and existing under the Nevada Revised Statutes (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation on April 2, 2020;

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation, as currently in effect, and the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board, by resolutions duly adopted as of April 2, 2020 hereby creates Series B Preferred Stock, par value $0.001 per share, consisting of ten thousand (10,000) shares, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series B Preferred Stock:

SECTION 1. DESIGNATION AND AMOUNT. A total of 10,000 shares of Preferred Stock, $0.001 par value per share, out of the 10,000,000 total Preferred shares authorized in the Corporation’s Articles of Incorporation, shall be designated “Series B Preferred Stock” (the “Series B Preferred Stock”).

SECTION 2. DIVIDENDS. The holders of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Series B Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING. The holders of the Series B Preferred Stock will have the stockholder voting rights as described in this Section 4 or as required by law.

4.1. Voting Rights. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote in an amount equal to fifty-one percent (51%) of the total voting power of the Corporation’s stockholders. For example, if there are 10,000 shares of the Company’s Common Stock issued and outstanding at the time of a stockholder vote, the holders of Series B Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting.

4.2. Amendments to Articles and Bylaws. So long as the Series B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock, (ii) effect any reclassification of the Series B Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series B Preferred Stock set forth herein.

4.3. Amendment of Rights of Series B Preferred Stock. The Corporation shall not, without the affirmative vote of the holders of all outstanding shares of the Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series B Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The shares of the Series B Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION RIGHTS.

(a)Corporation’s Redemption Option. Upon or after the third anniversary of the initial issuance date, the Corporation shall have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to par value.

(b)Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series B Preferred Stock then outstanding, it shall do so by delivering written notice thereof by email or overnight courier to each Holder, which Notice of Redemption at Option of the Corporation shall indicate (a) the number of shares of Series B Preferred Stock that the Corporation is electing to redeem and (b) the redemption price.

SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

SECTION 8. MISCELLANEOUS.

(a)The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of the Certificate of Designation.

(b)Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Corporation as of this 2nd day of April, 2020.

Corporation:

TRUTANKLESS, INC.

By: /s/ Michael Stebbins

Michael Stebbins, President & CEO